        Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 27, 2022, relating to the financial statements and schedule of NeuroMetrix, Inc. (the “Company”) as of and for the years ended December 31, 2021 and 2020, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP
Tewksbury, Massachusetts
May 19, 2022